                      SEPARATION AGREEMENT

          THIS AGREEMENT entered into as of this ___ day of August, 1996, by and between Merisel, Inc., a Delaware corporation ("Merisel" or the "Company"), having its principal offices at 200 Continental Boulevard, El Segundo, California
90245, and James L. Brill ("Brill").

                            RECITALS

          WHEREAS, Brill and the Company are parties to that certain Employment Agreement, dated as of October 3, 1995 (the
"Employment Agreement"), pursuant to which the Company is obligated to provide certain benefits to Brill upon the termination of his employment;

          WHEREAS, Brill and the Company are parties to that certain Split-Dollar Life Insurance Agreement, dated as of July 1, 1994 (the "Split-Dollar Agreement"), pursuant to which the Company provided certain deferred compensation benefits to Brill;

           WHEREAS, Brill and the Company are parties to that certain Collateral Security Assignment Agreement, dated as of July 1, 1994 (the "Security Agreement");

          WHEREAS, Brill and the Company are parties to that certain Merisel, Inc. Incentive Stock Option Agreement, dated as of April 19, 1991, that certain Merisel, Inc. Non Qualified Stock Option Agreement, dated as of April 19, 1991, that certain Merisel, Inc. Non Qualified Stock Option Agreement, dated as of May 27, 1992, that certain Merisel, Inc. Non Qualified Stock Option Agreement, dated as of March 27, 1995, and that certain Merisel, Inc. Non Qualified Stock Option Agreement, dated as of June 9, 1995 (the "Option Agreements"), pursuant to which the Company grants Brill the right to purchase shares of stock of the company at certain set option prices;

          WHEREAS, Brill has faithfully performed all obligations required of him under his Employment Agreement, the Split-Dollar
Agreement and the Security Agreement;

          WHEREAS, the Company acknowledges that it has no rights under the Security Agreement since Brill has faithfully performed all obligations secured thereby, and has no interest whatsoever in the Policies (as that term is defined in the Security
Agreement) and the cash values thereof;

          WHEREAS, Brill and the Company agree that Brill's separation from the Company constitutes a CEO Covered Termination as that term is defined in the Employment Agreement and a Qualifying Termination as that term is defined in the Split Dollar Agreement, and that Brill's separation from the Company is not a termination for cause as defined by either agreement;

          WHEREAS, Brill and the Company have agreed to provide for the termination of Brill's employment by the Company and the provision of services by Brill to the Company on a consultancy basis on the terms and conditions set forth herein; and

          WHEREAS, the Company has determined that because it retains high confidence in Brill's judgment and veracity, such consultancy services provide significant additional benefits to the Company, and accordingly, the Company has decided to provide additional benefits to Brill as provided herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:


          1.     TERMINATION OF EMPLOYMENT

          Effective as of September 3, 1996, Brill's employment with the Company shall terminate (the "Termination Date"). Prior to that date, Brill shall resign from all of his positions with Merisel and its affiliates, including without limitation his positions as a member of the Board of Directors (effective August 19, 1996), as well as Chief Financial Officer and Senior Vice President, Finance, of Merisel (effective August 14, 1996).


          2.     CONSULTING

                         After the Termination Date, the Company
     hereby agrees to continue to employ Brill, and Brill agrees to continue to serve the Company as an independent contractor on a consulting basis on the terms set forth in this Agreement. In particular, Brill shall be available at reasonable times and upon reasonable notice to provide services to facilitate the Company's operations and the conduct of Merisel and its subsidiaries' wholesale computer distribution business (the "Business").

                         Brill shall perform his duties under
     this Agreement personally and shall report to the Chief
     Executive Officer of Merisel.

                         The Company shall make available to
     Brill an office for his use and reasonable administrative support to enable him to perform his duties hereunder.


          3.     TERM OF CONSULTANT AGREEMENT

          Brill's employment as a consultant hereunder shall begin the first business day after the Termination Date and, unless terminated prior to that time pursuant to Section 9 hereof, shall continue until September 30, 1996 (such period being the "Term").


           4.    COMPENSATION AND BENEFITS RELATED TO SEPARATION

                         In connection with Brill's separation
     from the Company, the Company will pay to Brill the following:

                    (i) an amount equal to Brill's "Base Salary" (as defined in the Employment Agreement), one half of which shall be paid in a lump sum payment on the Termination Date and one half of which (the "Remaining Base Salary") shall be paid in a lump sum on the closing date of the sale of the entities commonly known as Merisel's European subsidiaries, Merisel Mexico and Merisel Latin America (the "Closing"). If the Closing does not occur before November 30, 1996, the Company shall pay the

Remaining Base Salary in equal monthly installments payable on the last day of each month beginning on November 30, 1996 until April 30, 1997, unless the Closing occurs during that period, in which event, any unpaid balance of the Remaining Base Salary shall be paid in a lump sum on the Closing date;


                    (ii) on the Termination Date, a lump sum payment equal to the average of the annual performance bonus received by Brill over the three year period preceding the Termination Date; and

                    (iii) on the Termination Date, all salary and other compensation including unused vacation pay, earned by him through the Termination Date.

                          Any amounts owing to Brill under
     Section 4(a) that remain unpaid, in the event that Brill dies, shall be paid as a death benefit to Brill's estate on the same terms. The Company shall deduct from all payments paid to Brill under Section 4(a) any required amount for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

                         Unless Brill shall become eligible to
     receive health insurance from another employer which is substantially comparable to his current coverage, the Company shall reimburse Brill for the cost of Brill's COBRA payments under the Company's health insurance plans for a one year period following the Termination Date. The amount of such reimbursement shall be grossed up so that Brill will receive an amount equal to the COBRA payments, after taking into account all applicable taxes. To the extent any other federal law regarding the transportability of health insurance is implemented, this section shall be adjusted as necessary to carry out the stated intentions of the parties to reimburse Brill for the full cost of comparable health insurance during the one year period following the Termination Date or until Brill becomes eligible to receive comparable health insurance from another employer.

                         Except for the payment under Section
     4(a), Brill shall not be entitled to any bonus or other incentive compensation or vacation pay or vacation benefits during the Term.

                         The Company shall permit Brill to retain as his property the car phone, lap top computer and home fax machine previously provided to him for his use.

                         Under the Employment Agreement, the
     Company previously agreed to vest all unvested options to purchase the stock of the Company previously granted to Brill (the "Unvested Options") as of the Termination Date. Brill hereby waives such right and agrees that all of his Unvested Options shall terminate as of the Termination Date. This Agreement shall in no way affect Brill's vested options, which he shall retain and which shall continue to be exercisable for a period of three months after the Termination Date, notwithstanding any other provision of the Option Agreements.

                         The Company acknowledges and agrees that Brill's separation from the Company constitutes a Qualifying Termination (as that term is defined in the Split-Dollar Agreement) and that, therefore, effective on the Termination
                             -3-

     Date, all rights of the Company with respect to the Policies under the Split-Dollar Agreement and under the Security Agreement will be terminated, the Company's security interest and collateral assignment in the Policies and the cash values thereof will be terminated and the Company's rights in the Policies and the cash values thereof will be
     released.   Accordingly, the Company agrees that it will
     execute, acknowledge and deliver any further documents and instruments, and will take any further actions that may be requested by Brill in order to carry out the purposes and intent of this Agreement and effect the termination of the Company's security interest in the Policies and the cash values thereof. Such further actions shall include, without limitation, providing to the insurer of the Policies notice that such security interest and collateral assignment are terminated and released and revoking any designations that the Company may have made with respect to the Policies.

                         The Company agrees to reimburse Brill
     for legal and accounting fees up to a total of $5,000.00.

                         The Company agrees to pay for
     outplacement services to a maximum of $15,000 for Brill for a period up to one year.

                         To the extent the Company maintains
     Director's and Officer's liability insurance coverage for its then existing Officer's and Director's, the Company shall cause such insurance to cover Brill relating to any occurrence during his tenure as an officer or director of the Company, notwithstanding any limitation on the Company's obligation to provide such coverage in the Indemnity Agreement.


          5.     COMPENSATION AND BENEFITS RELATED TO CONSULTING
                         In full payment for the services to be
     rendered under Section 2 during the Term of this Agreement, Brill shall receive compensation of $2,000.00 per day payable on the fifteenth day and thirtieth day of September. The Company shall not deduct from the compensation paid to Brill under this Section 5(a) any amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance. The Company shall not obtain workers' compensation insurance for Brill. Brill shall pay all taxes which may be due and arise out of the relationship between the Company and Brill pursuant to Section 2 of this Agreement.

                         Brill shall not incur any expenses in
     rendering his services under Section 2 of this Agreement, unless such expenses have received the prior approval of Merisel's Chief Executive Officer. The Company shall from time to time promptly reimburse Brill, upon receipt of proper documentation, for all reasonable out-of-pocket pre-approved expenses that are incurred by Brill in rendering his advisory services.


          6.     PERFORMANCE

          During the Term, Brill shall observe and comply with all Company policies and all lawful and reasonable directions and instructions by the Company.
                            -4-

          7.     INDEPENDENT CONTRACTOR; INDEMNIFICATION

                         It is understood and agreed, and it is
     the intention of the parties hereto, that during the Term, Brill shall be an independent contractor, and not the employee, agent, joint venturer or partner of the Company for any purpose whatsoever. Nothing contained in this Agreement shall be construed to create an employment relationship between Brill and the Company during the Term.

                         The terms of this Agreement shall be
     independent of and shall not operate to terminate any of the provisions of that certain Indemnity Agreement, dated as of February 11, 1992 between Merisel and Brill, which Indemnity Agreement shall continue in force and effect, except as modified in Section 4(j) of this Agreement.


          8.      NON-COMPETITION AND RELATED COVENANTS

                         Brill agrees that for a period of one
     year following the Termination Date, he will not directly or indirectly (a) engage in; (b) own or control any debt or equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or
     (c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Inacom Corp., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entrex Information Services, Inc. or Vanstar Corp. or with any entity that or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them (collectively, a "Prohibited Entity"), provided however that the foregoing shall not apply if Brill goes to work for a company which company is subsequently acquired by any Prohibited Entity or if such company acquires a Prohibited Entity.

                         For the one year period following the
     Termination Date, Brill shall not solicit the employment of any person that is employed by Merisel or any of its subsidiaries at any time on or after the Termination Date.

                         In the event of any breach of the
     restrictions contained in this Section 8, Brill acknowledges that the harm to the Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Brill agrees that, upon any violation of such restrictions, the Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.


           9.     TERMINATION OF AGREEMENT

          This Agreement shall terminate immediately at the earliest of the following events: a finding by an Arbitrator following the procedures set forth in Section 21 of fraud or gross misconduct by Brill with respect to any fiduciary obligations he has to the Company, or a finding by such Arbitrator of a material violation of Section 8 hereof on the part of Brill.
                             -5-

Upon such termination, the Company shall have no further obligations under Section 2 of this Agreement.


          10.     SUCCESSORS AND ASSIGNS

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided that Brill shall not assign any of his rights or duties under this Agreement without the express prior written consent of Merisel. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform whether or not the succession had taken place.


           11.    PRESERVATION OF CLAIMS BY BRILL SOLELY
                  FOR OFFSET AND AS AFFIRMATIVE DEFENSES

          In the event the Company, its successors or assigns, including, without limitation, any trustee or other entity with the powers of a trustee in any bankruptcy of the Company, asserts a claim against Brill which relates to this Agreement or to the transactions contemplated hereby, then Brill shall be free to assert any and all claims he may have against the Company, its officers and agents, including, without limitation, any claims that might otherwise have been released as part of the transactions described in this Agreement, which claims are hereby revived, but Brill may only assert such claims for the purpose of asserting an affirmative defense or to effect an offset against the claims being asserted against him. In no event may Brill assert such claims in an attempt to obtain any other form of affirmative relief from the Company.


            12.   ENTIRE AGREEMENT

          This Agreement sets forth the entire agreement between the parties with regard to the subject matter hereof. This Agreement supersedes and replaces the terms of the Employment Agreement, which shall be of no further force and effect. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this Agreement.


            13.   AMENDMENT

          This Agreement may be amended only by a written agreement signed by both parties.


            14.   CONFIDENTIALITY; RELEASE
                            -6-

          Brill agrees to execute and deliver to the Company a Release and Brill and the Company agree to execute and deliver to the other a Confidentiality Agreement, each in the form agreed to by Brill and the Company.

            15.   COUNTERPARTS

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but which counterparts together shall constitute but one and the same instrument. If any party elects to execute and deliver a counterpart signature page by means of a facsimile transmission, it shall deliver an original of such counterpart to the other party within 5 business days of the facsimile date, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.


            16.   APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the laws of the State of California.


            17.   WAIVER

          Any waivers by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.


            18.   ATTORNEYS' FEES

          If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.


           19.    SEVERABILITY

          If any of the provisions of this Agreement is found or deemed by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be considered severable from the remainder of this Agreement and shall not cause the remainder to be invalid or unenforceable.


           20.    PUBLIC ANNOUNCEMENTS

          Except as required by applicable law, neither the Company nor Brill shall make or issue or cause to be made or issued any public dissemination concerning the subject matter of this Agreement without the prior written consent of the other party. No party shall make any statement which disparages the personal or business reputation of any other party to this Agreement.


            21.   ARBITRATION

          Any dispute or controversy arising out of, or under, or in connection with or in relating to this Agreement which cannot be settled by the parties or their legal representatives shall be determined and settled by arbitration conducted before a single arbitrator in Los Angeles, California in accordance with the rules of the American Arbitration Association then in effect.
The parties agree that the award rendered by the arbitrator shall be final and binding upon the parties and their successors in interest, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator shall be mutually selected by the parties. The cost of such proceeding shall be paid by the party instigating the arbitration unless that party is declared by said arbitrator to be substantially successful in securing the award or determination sought by it, in which latter event the cost of the proceedings shall be paid by the unsuccessful party. The arbitrator may award reasonable attorneys' fees to the substantially successful party.
                             -7-

IN WITNESS WHEREOF, the undersigned have duly executed this agreement as of the date first set forth above.

"COMPANY" or "MERISEL"
MERISEL, INC.


  By:_____________________________
       Dwight A. Steffensen, Chairman
       and Chief Executive Officer

"BRILL"

  By:_____________________________
       James L. Brill